VALUE HOLDINGS, INC.
        (incorporated under the laws of the State of Florida)


10% CONVERTIBLE DEBENTURE


     Value Holdings, Inc. ( VHI ), for value received, acknowledges itself indebted to and unconditionally promises to pay to the order of CapBanx Corporation In Trust ( CapBanx ) and the other Holders, if any, the principal sum of One Million Dollars ($1,000,000) (U.S.) (the Original Principal Amount ) (or such part thereof as
remains outstanding) on October             , 2002, or such earlier
date as all or any part of the principal amount hereof may become due in accordance with the provisions hereof, and all other amounts now or in the future payable under this 10% Convertible Debenture (hereinafter referred to as the Debenture ) from time to time (including, without limitation, interest on the principal amount and other amounts due hereunder) in the amounts, at the times and in the manner set forth herein.


INTERPRETATION

Definitions

In this Debenture:

 affiliate  has the meaning given to such term in the Business
Corporations Act (Ontario);

 Applicable Law means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by-laws and regulations, and all applicable official directives, orders, judgments and decrees of Governmental Bodies;

 Business Day means any day other than Saturday, Sunday or any statutory holiday on which banks are generally open for business in Toronto, Ontario;

 CapBanx  means CapBanx Inc. or any successor entity;

 CapBanx s Counsel means such counsel as CapBanx may appoint with respect to this Debenture and the matters contemplated hereby;

 Common Stock means the shares of common stock of VHI, as same may be converted, exchanged, redesignated, reclassified, subdivided, consolidated, reorganized or otherwise changed from time to time;

 Debt of any Person means all indebtedness or liabilities of a Person for and in respect of borrowed money, including, without limitation, obligations with respect to bankers' acceptances, letters of credit and letters of guarantee and all such indebtedness or liabilities which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, but does not include trade payables or other indebtedness incurred by a Person in the ordinary course of business;

 Default means any event or condition which, upon notice, lapse of time, or both, would constitute an Event of Default;

 Event of Default  has the meaning attributed to such term in
Section 6.1;

 Excluded Taxes means any taxes now or hereafter imposed, levied, collected, withheld or assessed on a Holder by Canada or any other jurisdiction in which that Holder is subject to Tax as a result of the Holder (i) carrying on a trade or business in Canada and/or such other jurisdiction or being deemed to do so, or having a permanent establishment in Canada and/or such other jurisdiction;
(ii) being organized under the laws of Canada or such other jurisdiction; (iii) being resident or deemed to be resident in Canada or such other jurisdiction or (iv) not dealing at arm's length with VHI or any other Holder, but does not include any sales, goods or services Tax payable under the laws of any such jurisdiction with respect to any goods or services made available by a Holder to VHI under this Debenture or any withholding tax payable under the laws of the United States of America or Canada;

 Governmental Body means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity, having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator);

 Holders means CapBanx, so long as it continues to hold this Debenture or a portion of the Principal Amount, and any assignee of this Debenture who becomes a holder of this Debenture or a portion of the Principal Amount, in accordance with Section 8.6 of this Debenture, so long as such assignee continues to hold this Debenture or a portion of the Principal Amount, and "Holder" means any one of them;

 Lien means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, consignment, lease, hypothecation, security interest or other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation;

 Loan Documents means, collectively, this Debenture, the Subscription Agreement, the VHI GSA and the Registration Rights Agreement and any other agreements, instruments and documents delivered from time to time (both before and after the date of this Debenture) to CapBanx by VHI in connection with this Debenture, in each case as amended, restated or replaced from time to time, and
 Loan Document  means any one of them;

 Majority Holders means Holders holding, in the aggregate, a minimum of 66 % of the Principal Amount outstanding from time to time;

 Material Subsidiaries  means, collectively, Network Forest
Products Limited and 471372 Ontario Limited;

 Maturity Date means October 1, 2002, or such earlier date as this Debenture may become due, whether by acceleration or otherwise;

 Obligations  means all of the obligations to repay the Principal
Amount, all interest thereon, and other amounts payable to the Holders pursuant to the Loan Documents and all obligations of VHI to perform the covenants set out in the Loan Documents;

 Original Principal Amount has the meaning attributed to such term in the first paragraph of this Debenture;

 Permitted Encumbrances  means the following:

Liens for taxes, rates, assessments or other governmental charges or levies or otherwise created by statute not yet due, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings;

the Liens created by any of the Loan Documents;

other Liens agreed to in writing by the Majority Holders; and

Liens in respect of current indebtedness of VHI to General Motors
Acceptance Corporation  up to a maximum of $58,500,000;

Liens in respect of  current indebtedness to RoyCap Inc.; and

Liens in respect of any present and future bank operating lines of credit, term debt and other indebtedness and all security granted from time to time in connection therewith which is subordinate to this Debenture;

 Person means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Body,

 Principal Amount means the principal amount outstanding under this Debenture from time to time, being the Original Principal
Amount as increased or decreased pursuant to the terms and conditions of this Debenture;


 Rateable Portion means, at a particular time, in respect of each Holder the proportion that the Principal Amount of this Debenture then owing to such Holder bears to the aggregate Principal Amount of this Debenture then outstanding;

 Registration Rights Agreement means the agreement dated the date hereof between VHI and CapBanx relating to certain registration rights of CapBanx, subject to the written consent and approval of RoyCap Inc.;


     Security has the meaning attributed to such term in Section ;

 Subscription Agreement means the agreement between VHI and CapBanx dated the date hereof pursuant to which CapBanx has subscribed for this Debenture;

 Taxes means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales taxes, levies, stamp taxes, royalties, duties, and all fees, deductions and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines and interest thereon;

 VHI  means Value Holdings, Inc. and any successor entity; and

 VHI GSA means the general security agreement dated the date hereof by VHI in favour of CapBanx substantially in the form attached as Schedule B to the Subscription Agreement, as amended, restated or replaced from time to time.

Invalidity, etc.

     Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

Headings, etc.

     The inclusion of a table of contents and the insertion of headings in this Debenture and the division of this Debenture into articles, sections, subsections and paragraphs are for convenience of reference only and shall not affect the construction or interpretation hereof.

Schedules, etc.

The following are the schedules attached to this Debenture:

          Schedule A - VHI General Security Agreement
          Schedule B - Notice of Conversion

Governing Law

     This Debenture shall be governed by and construed in accordance with the laws of the Province of Canada and the federal laws of Canada applicable therein.

Attornment

     The parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario for all matters arising out of or in connection with this Debenture.

Currency

     Except as otherwise expressly provided, all monetary amounts in this Debenture are stated in and will be paid in currency of the United States of America.

Actions on Days Other Than Business Days

     Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Debenture shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day.

Gender and Number

     In this Debenture, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Invalidity of Provisions

     Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Debenture invalid or unenforceable in any respect. The parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.


INTEREST

Interest Rate

     Interest shall accrue on the outstanding Principal Amount of this Debenture at a rate of 10% per annum.

Calculation and Payment of Interest

     Interest on the outstanding Principal Amount shall accrue from day to day, both before and after default, demand, maturity and judgment, and shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 days. Interest shall be payable on this Debenture quarterly in arrears on the first Business Day of, January, April, July and October in each year commencing January 1, 2001 until the Maturity Date, but shall compound on a monthly basis on the first day of each month and thereafter interest shall accrue on such compounded interest at the rate set out in Section 2.1.


PAYMENTS

Place of Payment

     All payments of principal, interest and fees or other amounts payable hereunder by VHI shall be made directly by VHI to the Holder by way of delivery of a certified cheque or bank draft or by wire transfer, as the Holder may from time to time direct, at the Holder's office at 144 King Street East, Toronto, Ontario M5C 1G8 (or at such other place as the Holder may designate from time to time by notice in writing to VHI) or to such account or other address as the Holder may from time to time specify to VHI.

Repayment of the Debenture

Subject to the terms and conditions of this Debenture, VHI shall not be required but shall be entitled, to make payments of principal on this Debenture prior to the Maturity Date pursuant to the provisions of subsection 3.2(b) hereof. On the Maturity Date, the Principal Amount of this Debenture then outstanding, together with all accrued and unpaid interest and other amounts payable under this Debenture, shall be due and payable in full.

VHI shall be entitled to make prepayments of the whole or any part of the Principal Amount upon 30 days' written notice delivered to the Holder provided that:

interest on the Principal Amount so prepaid is paid in full on the Prepayment Date;

the notice exercising the prepayment right herein (the "Redemption Notice") specifies the Principal Amount to be prepaid and the date (the "Prepayment Date") VHI intends to make the prepayment;

the amount required to repay the principal so prepaid shall be 105% of the Principal Amount specified in the notice referred to above; and

prior to the Prepayment Date, the Holder has not exercised its conversion rights set out in Article 9 hereof.

VHI shall forfeit its rights to make any and all prepayments hereunder unless within 5 Business Days of delivery of any Redemption Notice, VHI has delivered to the Holders the amounts required to prepay the Principal Amount (and all interest hereon) on the Prepayment Date.

Application of Repayments and Prepayments

     Any amounts prepaid or repaid shall not be reborrowed. All amounts prepaid or repaid shall, except as otherwise specified herein, be applied firstly in reduction of the accrued and unpaid interest then outstanding, secondly, in reduction of any other additional amount (other than principal) required to be paid pursuant to the terms hereof, and thereafter in reduction of the Principal Amount of this Debenture then outstanding.

Payments Generally

     All payments in respect of this Debenture (in respect of principal, interest or otherwise) shall be made by VHI to the Holders in the manner stipulated in Section 3.1 no later than noon (Toronto time) on the due date thereof. Any payments received after such time shall be considered for all purposes as having been made on the next following Business Day unless the Majority Holders otherwise agree in writing.

Maximum Rate of Interest

     Notwithstanding anything herein or in any Loan Document to the contrary:

In the event that any provision of this Debenture or any other Loan Documents would oblige VHI to make any payment of interest or other amount payable to the Holders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Holders of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other applicable law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the date hereof to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Holders of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary in each case, as follows:

firstly, by reducing any fees and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada) or any other applicable law; and secondly, by reducing the amount or rate of interest exigible under
Article 2 of this Debenture.

If, as a result of the provisions of subsection 3.5(a), an amount payable to the Holders at a particular time must be reduced as set out therein, VHI shall retain the amount of such reduction (the "Reduced Amount") and shall invest the Reduced Amount in 91 day Government of Canada treasury bills (which will be held by the Holders as security for the Obligations) and, subject to subsection 3.5(a), pay to the Holders the Reduced Amount on the first anniversary date the Reduced Amount was so retained and so on from time to time until the earlier of:

the date such amount has been paid in full; or

the date when all other Obligations under this Debenture have been paid in full;

whereupon the Reduced Amount remaining, if any, (after payment or application to any other outstanding Obligations hereunder (to the extent not otherwise satisfied in accordance with Section 3.2 hereof)), is to be paid to VHI and the security interest of the Holders in respect of such Reduced Amount shall be released and discharged.

If, notwithstanding the provisions of subsection 3.5(a) and after giving effect to all adjustments contemplated thereby, the Holders shall receive an amount in excess of the maximum permitted by that section, the Holders may hold such excess and all proceeds thereof as security for the due and punctual payment of all the Obligations, without in any way derogating from any rights of set off that the Holders may have.

Any amount or rate of interest referred to in this Section 3.5 shall be determined in accordance with generally accepted actuarial practices and principles over the scheduled term of this Debenture (or over such shorter term as may be required by Section 347 of the Criminal Code (Canada)) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by CapBanx (who shall in no event be a member of the auditors or accountants of CapBanx or VHI or any of their affiliates) shall be conclusive for the purposes of such determination, absent manifest error.

Illegality

     If any Applicable Law coming into force after the date hereof, or if any change in any existing Applicable Law or in the interpretation or application thereof by any court or Governmental Body, now or hereafter makes it unlawful for the Holders to have subscribed for or hold this Debenture or to give effect to its obligations in respect thereof, the Holders may, by written notice thereof to VHI, declare their obligations under this Debenture to be terminated, and VHI shall prepay, within the time required by such law the Principal Amount of this Debenture together with accrued interest thereon and any other amounts owing under this Debenture as may be applicable to the date of such payment. If any such event shall, in the opinion of the Holders, only affect part of this Debenture, the remainder of this Debenture shall be unaffectedand the obligations of VHI under the Loan Documents shall continue.

 Indemnity

     Except in respect of gross negligence or wilful misconduct on the part of a Holder, VHI shall indemnify each such Holder, both before and after an Event of Default, for all losses, costs, expenses, damages and liabilities (including, without limitation, any loss, cost, expense, damage or liability sustained by the Holder in connection with the liquidation or re-employment in whole or in part of deposits or funds borrowed or acquired by it to subscribe for this Debenture) which any Holder may sustain or incur: (i) if VHI fails to give any notice required to be given by it hereunder, in the manner and at the time specified herein, or
(ii) as a consequence of any failure by VHI to repay any Obligations when required by the terms of this Debenture or any other Default or Event of Default hereunder. A certificate of any Holder setting forth the amounts necessary to indemnify the Holder in respect of such losses, costs, expenses, damages or liabilities shall be prima facie evidence of the amounts owing under this
Section 3.7, absent manifest error.

     This Debenture shall not and does not create a partnership or other joint venture between the parties. VHI shall indemnify each Holder, both before and after an Event of Default, for all losses, costs, expenses, damages and liabilities which CapBanx or any Holder may sustain or incur as a result of any finding by a Governmental Body that the Agent or such Holder and VHI are partners as a result of or arising in connection with the subscription for and issuance of this Debenture.

Change in Circumstances

     If the introduction of or any change in any Applicable Law relating to any Holder, or any change in the interpretation or application thereof by any Governmental Body or compliance by any Holder with any request or direction of any Governmental Body:

subjects such Holder to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes or changes the basis of taxation of payments due to any Holder or increases any existing Taxes on payments of amounts owing to the Holder (other than Taxes of application to the overall income of such Holder);

imposes, modifies or deems applicable any reserve, liquidity, cash margin, capital, special deposit, deposit insurance or assessment, or any other regulatory or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans by, such Holder;

imposes on such Holder or requires there to be maintained by the Holder any capital adequacy or additional capital requirement (including, without limitation, a requirement which affects such Holder s allocation of capital resources to its obligations) in respect of such Holder's obligations hereunder; or

imposes on such Holder any other condition or requirement with respect to this Debenture (other than Taxes of application to the overall income of such Holder);

     and such occurrence has the effect of:

increasing the cost to such Holder of agreeing to make or making, maintaining or funding this Debenture or any portion thereof;

reducing the amount of the Obligations owing to such Holder;

directly or indirectly reducing the effective return to such Holder under this Debenture or on its overall capital as a result of entering into this Debenture or as a result of any of the transactions or obligations contemplated by this Debenture (other than a reduction resulting from a higher rate of income tax being imposed on such Holder's overall income); or

causing such Holder to make any payment or to forego any interest, fees or other return on or calculated by reference to any sum received or receivable by such Holder hereunder;

then, such Holder shall so advise VHI by way of a certificate of an officer of such Holder setting forth, with sufficient particulars (including for greater certainty, the details of calculations relevant thereto), the facts relevant to the application of this
Section 3.8, and, absent manifest error in such officer's certificate, VHI shall promptly upon demand pay or cause to be paid to such Holder such additional amounts as shall be sufficient to fully indemnify such Holder for such additional cost, reduction, payment, foregone interest or other return. A certificate of such Holder documenting the relevant calculations and submitted to VHI by the Holder shall be conclusive and binding for all purposes, absent manifest error.

     Following any such payment VHI may request such Holder attempt to sell and assign its interest hereunder, to the extent same is commercially reasonable, to an assignee permitted under Section 8.6 hereof to whom the provisions of this Section 3.8 will not have application. Upon receipt of such a request such Holder will use commercially reasonable efforts to effect such sale and assignment provided that:

in no case shall such Holder be required to sell or assign its interest hereunder for less than fair market value as determined by the Holder acting reasonably;

in no case shall such Holder be required to sell or assign less than all its interest hereunder;
in no case shall such Holder be required to sell or assign its interest hereunder for an amount which would give such Holder a return of less than 10% per annum on the portion of the Principal Amount owned by such Holder;

such Holder shall have received releases from all appropriate
Persons; and

if an agreement is not executed with a purchaser within 30 days of the request by VHI or if such an agreement is executed but the sale and assignment does not occur within 60 days of the request by VHI, such Holder shall have no further obligation pursuant to this paragraph.


SECURITY

Security

     As security (the Security ) for the due and punctual payment of all of the Obligations, VHI acknowledges that it has delivered to the Holder the VHI GSA.

Further Assurances - Security

     VHI shall take such action and execute and deliver to the Holders such documents and instruments as the Holders shall reasonably request, and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the opinion of the Holders or the Holder's Counsel, necessary or advisable to constitute, perfect and maintain the Security in all jurisdictions reasonably required by the Holder, in each case as soon as possible after the request therefor by the Holder, and in each case in form and substance satisfactory to the Holder.

Security Effective Notwithstanding Date of Advance

     The Security shall be effective and the undertakings in this Debenture and the other Loan Documents with respect thereto shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security or before or after or upon the date of execution of this Debenture. The Security shall not be affected by any payments on this Debenture, but shall constitute continuing security to the Holder for the Obligations from time to time.

No Merger

     The Security shall not merge in any other security. No judgment obtained by or on behalf of or the Holder shall in any way affect any of the provisions of this Debenture or the Security.
For greater certainty, no judgment obtained by or on behalf of the Holder shall in any way affect the obligation of VHI to pay interest or other amounts at the rates, times and in the manner provided in this Debenture.

Releases and Discharges

     The Holder agrees that it will promptly execute and deliver, at the expense of VHI, instruments of release, discharges or priority, as the case may be, as are required upon payment in full of the Obligations.


COVENANTS

     Affirmative Covenants

     So long as any Obligations remain outstanding, VHI covenants and agrees to and in favour of the Holders that:

Punctual Payment. VHI shall pay or cause to be paid or performed all Obligations falling due hereunder on the dates and in the manner specified herein;

Existence. VHI shall do or cause to be done all things necessary or desirable to maintain its existence in its present jurisdiction of incorporation and the existence of each of the Material Subsidiaries in its present jurisdiction of incorporation and to maintain each of their power and capacity to own its properties and assets;

Compliance with Applicable Law and Contracts. VHI shall comply with, and shall cause each of the Material Subsidiaries to comply with, the requirements of all Applicable Law in all material respects (including for greater certainty, all applicable securities laws and stock exchange requirements), all obligations which, if contravened, could give rise to a Lien over any of its property, and all other agreements to which it is a party or by which it or any of its properties may be bound;

Notifications and Modifications. VHI shall notify the Holder promptly of (i) any change of the name of any of VHI or either of the Material Subsidiaries or of the chief executive office or place of business of VHI or either of the Material Subsidiaries;

Payment of Taxes and Claims. VHI shall, and shall cause each of the Material Subsidiaries to:

pay and discharge all Taxes payable by it;

withhold and collect all Taxes required to be withheld and collected by it and remit such Taxes to the appropriate
Governmental Body at the time and in the manner required; and

pay and discharge all obligations incidental to any trust imposed upon it by statute which, if unpaid, might become a Lien upon any of its property;

          in each case unless being contested in good faith by appropriate proceedings;

Notice of Litigation and Other Matters. VHI shall, as soon as practicable after it shall become aware of the same, give notice to the Holders of the following events:

the commencement of any action, proceeding, arbitration or investigation against or in any other way relating adversely to it or either of the Material Subsidiaries;

any development which may reasonably be expected to have a material adverse effect upon its property, financial condition or prospects or on its ability to perform the Obligations under any Loan
Document; and

any Default or Event of Default, or the occurrence or nonoccurrence of any event which constitutes a material default under any other agreement to which VHI or either of the Material Subsidiaries is a party or by which any of them or any of their properties may be bound, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

Financial Reporting.     VHI shall:

as soon as practicable and in any event within 45 days after the end of each respective fiscal quarter (excluding the fourth quarter) deliver to the Holders the interim unaudited consolidated financial statements of VHI and each of the Material Subsidiaries;

as soon as practicable and in any event within 90 days after the end of each of its fiscal year, deliver to the Holders annual audited consolidated financial statements of VHI and each of the Material Subsidiaries; and

deliver or cause to be delivered to the Holder copies of: (i) all materials forwarded by VHI or any Material Subsidiary from time to time to its shareholders; and (ii) all materials filed by such a company from time to time with any securities regulatory authority or stock exchange and made or to be made available to the general public at the time such materials are forwarded or filed, as the case may be;

Status of Company. VHI shall maintain its status as a company that trades its securities on the OTC Bulletin Board;

Officers' Certificate. VHI shall deliver to the Holders, together with the financial statements in subsection 5.1(g), an officer's certificate certifying (i) that such financial statements were prepared in accordance with generally accepted accounting principles and fairly, completely and accurately present the financial condition of the relevant entities and the financial information presented therein for the period and as at the date thereof, and (ii) that no Default or Event of Default has occurred hereunder or, if any Default or Event of Default has occurred, specifying the relevant particulars and the period of existence thereof and the action taken or proposed to be taken by VHI with respect thereto;

Other Financial Information. As soon as practicable following a request therefor from any Holder, VHI shall furnish to the Holder, such financial or other reasonable information relevant to the ability of VHI or any Material Subsidiary to perform their respective obligations under any Loan Documents to which they are a party as the Holder may reasonably request from time to time;

Consents and Approvals. Subject to the prior approval of RoyCap Inc. to the Registration Rights Agreement, VHI shall take all steps that are necessary to obtain any approvals or consents required now or in the future to permit any asset over which the Holders have or may have a security interest to be transferable to the Holders and by them to any other Person free of any restrictions in transfer;


1. Registration Obligations. Within 30 days following the date hereof, VHI shall file with the United States Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 or any other available form (the "Resale Registration Statement") in respect of all of the shares of Common Stock in which this Debenture is convertible. VHI will use its best efforts to cause the Resale Registration Statement to become effective 90 days following the date hereof. VHI agrees that within 5 days after receipt of a no review or no further comments letter from the SEC, it will take all appropriate measures necessary to cause the Resale Registration Statement to be declared effective. In the event that the Resale Registration Statement is not declared effective within such period, VHI shall continue to use its best efforts to cause the Resale Registration Statement to become effective;

Collateral Matters. VHI shall take all steps within its control to cause each Material Subsidiary and any other Person not to take any step or omit to take any step which could adversely affect the assets over which the Holders have or may have a security interest or impair the ability to realize on or the value of such assets; and

SEC Matters. VHI hereby represents and warrants that no order ceasing or suspending trading in any securities of VHI or prohibiting the sale of the securities underlying this Debenture or the trading of any of VHI's issued securities has been issued and no proceedings for such purpose are pending or, to the best of the knowledge of VHI, threatened. Other than a registration statement which has been abandoned or withdrawn by VHI, the SEC has never neglected or failed to declare effective a registration statement of VHI. VHI has no reason to believe that, other than usual comments to be resolved in the ordinary course, the Resale Registration Statement will not be declared effective by the SEC.

Holder Entitled to Perform Covenants

     If VHI fails to perform any covenant contained in Section 5.1, or in any other provision of any Loan Document, the Holder may, in its discretion, perform any such covenant capable of being performed by it and if any such covenant requires the payment of money it may make such payments. All sums so expended by the Holder shall be deemed to form part of the Obligations, shall bear interest at the same rate as the Principal Amount from time to time and shall be payable by VHI on demand.

Negative Covenants

     So long as any Obligations remain outstanding, VHI covenants and agrees to and in favour of the Holders that it shall not without the consent of the Majority Holders, such consent not to be unreasonably withheld, and it shall not permit either of the Material Subsidiaries without the consent of the Majority Holders, such consent not to be unreasonably withheld, to:

Distributions. Declare or pay any dividends on, or make any distribution or payment (including interest) in respect of, or apply any of its property to the purchase, repayment, redemption or cancellation of, any of its shares, or make any loans or other disbursements to its shareholders, which would impair in any manner the Security;

Sell or Encumber Property. Sell, transfer or otherwise dispose of any of its properties or assets, or create, grant, assume or suffer to exist any Lien upon any of its properties or assets other than Permitted Encumbrances;

Indebtedness. Incur, guarantee, assume or otherwise become or continue to be liable for any Debt other than Debt under the Loan
Documents and the Permitted Encumbrances;

Reorganizations. Enter into any transaction (including by way of reorganization, consolidation, amalgamation, liquidation, transfer, sale or otherwise) whereby all or any portion of its undertaking, property and assets would become the property of any other Person or, in the case of any such amalgamation, of the continuing corporation resulting therefrom;

Compensation. Pay compensation, including all salaries, bonuses, commission and other compensation of any kind whatsoever (excluding dividends and normal benefits), to shareholders, directors and officers of VHI or any Persons related to any of them in excess of market rates; and

Charter Documents. Amend its articles, by-laws or any other constating documents where such amendment would impair in any manner the Security;

provided that, none of the foregoing negative covenants given by VHI pursuant to this Section 5.3 shall preclude VHI from carrying on its business in the ordinary course, being generally the business of purchasing from and selling to Persons who deal at arm's length to VHI business entities as going concerns and financing of any such acquisition activities by way of equity and debt financing transactions, so long as none of such business activities of VHI impair in any manner the Security or involve the creation of security ranking senior or pari passu with this Debenture and the Security or VHI's ability to perform the Obligations. In this regard, CapBanx acknowledges that VHI is presently involved in acquisition transactions with the following businesses in the Province of Ontario: Cutler Forest Products, ABS Woodworking Limited, MGI Packers Inc., Continental Trading Company Inc. and Maple Freezers Inc., each of which VHIrepresents to CapBanx is at arm's length to it.


EVENTS OF DEFAULT AND REMEDIES

Events of Default

The occurrence of any of the following events shall constitute an Event of Default:

default by VHI in payment of principal when due, or of interest, fees or any other amounts owing under this Debenture unless such default is remedied within 3 Business Days after notice thereof by the Holder to VHI;

default by VHI or either of the Material Subsidiary in the performance or observance of any covenant, condition or obligation contained in any Loan Document to which it is a party (other than a default specified in subsection 6.1(a) unless such default, if capable of being remedied, is remedied within 10 days after notice thereof by the Holder to VHI;

any representation or warranty made by VHI in any Loan Document is found to be false or incorrect in any material respect when made or deemed to have been made;

VHI or either of the Material Subsidiaries admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency;

VHI or either of the Material Subsidiaries institutes any proceeding or takes any action or executes any agreement to authorize its participation in or commencement of any proceeding:

seeking to adjudicate it a bankrupt or insolvent; or

seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any application under the Companies' Creditors Arrangement Act (Canada) or any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation);

any proceeding is commenced against or affecting VHI or either of the Material Subsidiaries:

seeking to adjudicate it a bankrupt or insolvent;

seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation); or

seeking appointment of a receiver, trustee, agent, custodian or other similar official for it or for any part of its properties and assets;

and such proceeding is not being contested in good faith by appropriate proceedings or, if so contested, remains outstanding, undismissed or unstayed more than 30 days from the institution of such first mentioned proceeding;

any creditor of VHI or either of the Material Subsidiaries, or any other Person, shall privately appoint a receiver, trustee or similar official for any part of the properties and assets of VHI or either of the Material Subsidiaries or any substantial part of the properties of any of them, and such appointment is not being contested in good faith and by appropriate proceedings or, if so contested, such appointment continues for more than 30 days;

any execution, distress or other enforcement process, whether by court order or otherwise, becomes enforceable against any property and assets of VHI or either of the Material Subsidiaries which, when added to such other amounts then enforceable against the property and assets of them, exceeds $200,000;

any judgment or order for the payment of money shall be rendered against VHI or either of the Material Subsidiaries which, when added to such other amounts then outstanding in respect of any similar judgment or order, exceeds $200,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall not be any period during which a stay of enforcement of such judgment or order by reason of pending appeal or otherwise shall not be in effect;

a cease trading order, stop trading order or similar order, direction or ruling shall be issued by any Governmental Body in respect of the Common Stock and be outstanding for a period of 20 days or any other event or circumstance shall occur which could reasonably be expected to materially restrict the ability of the Holder to realize on the Substitute Shares;

all of the issued and outstanding voting shares of Network Forest
Products Limited cease to be owned directly by VHI;

Robert Ziner ceases to own directly or indirectly all the common shares of 11341125 Ontario Limited or ceases to own securities of VHI which carry votes which are sufficient to elect a majority of the directors of VHI;

if, at any time after execution and delivery thereof, any Loan Document ceases to be a legal, valid and binding obligation of the respective party thereto or if any Loan Document is declared by a court or tribunal of competent jurisdiction to be null and void or the validity, binding nature or enforceability thereof is contested by any of the parties thereto (other than the Holders), or VHI or either of the Material Subsidiaries denies in writing that it has any or further liability or obligations under any Loan Document to which it is a party;

a material adverse change shall occur in the financial condition, assets or prospects of (i) the Material Subsidiaries taken as a whole; or (ii) VHI; or

VHI is in default of any requirements necessary to maintain its status as a company which trades its securities on the OTC Bulletin Board or is in default of any regulatory requirements of the SEC, the Securities Act of 1933, as amended, or the regulations and rules made thereunder.

Remedies Upon Default

     Upon the occurrence of any Event of Default, any Holder may, and at the direction of the Majority Holders shall, by notice given to VHI:

declare all Obligations to be immediately due and payable, in which case the Obligations may only be paid in cash;

failing payment in cash of all the Obligations by VHI within 5 days of the occurrence of the Event of Default (which notice period shall run contemporaneously with, and shall not be in addition to, any other notice period required by law), realize upon all or any part of the Security; and failing payment in cash of all the Obligations by VHI within 5 days of the occurrence of the Event of Default (which notice period shall run contemporaneously with, and shall not be in addition to, any other notice period required by law), take such actions and commence such proceedings as may be permitted at law or in equity (whether or not provided for herein or in the other Loan Documents) at such times and in such manner as any Holder (at the direction of the Majority Holders in their sole discretion) may consider expedient, all without, except as may be required by Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonour or any other action. The rights and remedies of the Holders hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Applicable Law or by any of the Loan Documents.

Distributions

     All distributions under or in respect of any of the Loan Documents shall be held by the Holders on account of the Obligations without prejudice to any claim by the Holders for any deficiency after such distributions are received by any Holder, and VHI shall remain liable for any such deficiency. Except as provided in Section hereof, all such distributions may be applied to such part of the Obligations as is determined by the Holders in their sole discretion. The Holders may at any time change any appropriation of any such distributions or other moneys received by the Holders and reapply the same to any other part of the Obligations as the Holders may see fit, notwithstanding any previous application.


ADMINISTRATION OF LOAN

Action by and Consent of Holders; Waiver and Amendments

Subject to subsection 7.1(c) where the terms of this Debenture, any of the other Loan Documents or the Related Documents refer to any action to be taken hereunder or thereunder by the Holders or to any such action that requires the consent or other determination of the Holders, the action taken by and the consent or other determination given or made by the Majority Holders shall, except to the extent that this Debenture expressly provides to the contrary, constitute the action or consent or other determination of the Holders herein or therein referred to.

Subject in each case to subsection 7.1(c), this Debenture and any other Loan Document may be amended only if VHI and the Majority Holders so agree in writing, any consent under this Debenture or any other Loan Document shall be given only by a Holder (at the direction of the Majority Holders) in writing, the Related Documents may be amended only if the Majority Holders so agree in writing and any Event of Default may be waived before or after it occurs only if a Holder (at the direction of the Majority Holders) so agrees in writing. Any amendment, consent or waiver so made shall be binding upon all of the Holders.

Any amendment or waiver which changes or relates to:

the term of this Debenture;

the amount or dates of payment of principal, interest or other amounts payable hereunder;

the amount or dates of payment of any fees;

the release or discharge of any of the Security except in connection with a prepayment or repayment made in accordance with the provisions hereof;

the definition of  Majority Holders ; or

this Section 7.1;

shall require the agreement of all of the Holders and also (in the case of an amendment) of VHI.

Any waiver and any consent by any Holder under any provision of this Debenture, any other Loan Document or the Related Documents may be given subject to any conditions thought fit by the Person giving that waiver or consent.

Redistribution of Payments

     Any payment received by the Holders shall be distributed to the Holders in their respective Rateable Portions. A Holder (a
 Remitting Holder ) which obtains any payment (whether voluntary, involuntary, by way of set-off or otherwise) on account of its portion of this Debenture which has not been paid to the other Holders in accordance with their respective Rateable Portions shall, and VHI hereby irrevocably authorizes any such Holder to, remit such payment or portion thereof to the Holders in accordance with their respective Rateable Portions. In any such case, the Remitting Holder shall be deemed for all purposes not to have received from VHI that payment so remitted, and the Holder or Holders (the Receiving Holders ) receiving such payment or portions thereof upon a redistribution thereof shall be deemed for the purposes hereof to have received such payment or portion thereof (as the case may be) from VHI. If all or part of any such payment made by such Remitting Holder shall be recovered by VHI from such Remitting Holder, such amount so paid by such Remitting Holder to the Receiving Holders shall forthwith be repaid by the Receiving Holders to the Remitting Holder. VHI shall and does hereby waive any defence, counterclaim or right of set-off which it may have against any Holder with respect to any such payment so received by any such Holder.

Taking and Enforcement of Remedies

Each of the Holders hereby acknowledges that, to the extent permitted by Applicable Law, the remedies provided hereunder, under the other Loan Documents and under the Related Documents to the Holders are for the benefit of the Holders collectively and acting together and not severally and further acknowledges that its rights hereunder and thereunder are to be exercised collectively by the Holders upon the instructions of the Majority Holders.
Accordingly, notwithstanding any of the provisions contained herein or therein, each of the Holders hereby covenants and agrees that it shall not be entitled to take any action with respect to this Debenture, including, without limitation, any election of remedies in respect of an Event of Default hereunder, unless any such action shall be taken only upon the instructions of the Majority Holders as provided herein. Each of the Holders further covenants and agrees, that, upon any such instructions being given by the Majority Holders, it shall cooperate fully to the extent requested in any collective realization hereunder including, without limitation, the appointment of a receiver and manager to act for their collective benefit.

Each of the Holders and VHI further covenants and agrees that all proceeds from the exercise of the rights and remedies provided hereunder, under the other Loan Documents, to the extent permitted by Applicable Law, are held for the benefit of all of the Holders and, after deduction therefrom of all costs of realization, shall be shared among the Holders proportionately based upon the respective aggregate amounts of the Obligations which are outstanding to each of the Holders at the relevant time or times of sharing. To the extent any Holder receives or is entitled to receive any amount hereunder in excess of the amount of the Obligations owed to it hereunder it shall hold such excess in trust on behalf of and for the benefit of the other Holders entitled thereto.

Fees and Expenses

     VHI shall pay to the Holders on demand all reasonable costs and expenses of the Holders and its agents and any receiver or receiver-manager appointed by it or by a court in connection with this Debenture, including, without limitation:

the preparation of this Debenture, any actual or proposed amendment or modification hereof or thereof or any waiver hereunder or thereunder and all instruments supplemental or ancillary thereto,

obtaining advice as to a Holder's rights and responsibilities under this Debenture; and

the defence, establishment, protection or enforcement of any of the rights or remedies of a Holder under this Debenture;

including, without limitation, all of the reasonable fees, expenses and disbursement of legal counsel to a Holder incurred in connection therewith.

GENERAL

Reliance and Non-Merger

     All covenants, agreements, representations and warranties of VHI made herein or in any other Loan Document or in any certificate or other document signed by any of its directors or officers and delivered by or on behalf of VHI pursuant hereto or thereto are material, shall be deemed to have been relied upon by each Holder notwithstanding any investigation heretofore or hereafter made by the Holders or counsel to or any employee or other representative of any of them and shall survive the execution and delivery of this Debenture and the other Loan Documents until VHI shall have satisfied and performed all of its obligations hereunder.

Amendment and Waiver

     No amendment or waiver of any provision of any Loan Document or consent to any departure by VHI from any provision thereof is effective unless it is in writing and signed by an officer of the Holders in accordance with the provisions of Section 7.1. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

Notices

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand-delivery as hereinafter provided. Any such notice shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to a senior employee of the addressee at such address with responsibility for matters to which the information relates.
Notice may also be given by telecopier (with proof of transmission obtained by sender) provided same is transmitted to all fax numbers listed below: Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

(a)  to VHI, at:

          2307 Douglas Road
          Suite 400
          Miami, Florida  33145

          Attention:     President
          Faxes:    (561) 679-8478
               (416) 926-8941
               (305) 446-4959
               (305) 447-8770
          65 Passmore Avenue
          Toronto, Ontario  M1S 3C6
          Fax:      (416) 297-0598

          with a copy to:

          Aird & Berlis
          181 Bay Street, BCE Place
          Suite 1800
          Toronto, Ontario  M5J 2T9

          Attention:  Stephen K. Young
          Fax: (416) 863-1515

          Jonathan D. Leinwand, P.A.
          3370 NE 190th Street
          Suite 1805
          Aventura, Florida  33180

          Fax: (954) 252-4265

(b)  if to CapBanx, at:

          144 King Street East
          Toronto, Ontario  M5C 1G8

          Fax: (416) 594-4466

          with a copy to:

          Gemini Integrated Financial Services Corp.
          144 King Street East
          Toronto, Ontario  M5C 1G8

          Fax:      (416) 594-4466



Time

     Time is of the essence of the Loan Documents.

Further Assurances

     Whether before or after the happening of an Event of Default, VHI shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered by other Persons, all such further acts, documents and things in connection with the Loan Documents as the Holders may reasonably require from time to time for the purpose of giving effect to the Loan Documents including, without limitation, for the purpose of facilitating the enforcement of the Security all promptly upon the request of the Holders.

Assignment

This Debenture and the other Loan Documents shall enure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties' rights or obligations under this Debenture and the other Loan Documents as permitted under this section.

VHI shall not assign all or any part of its rights or benefits under this Debenture or any of the other Loan Documents.

Entire Agreement

     This Debenture and the other Loan Documents constitute the entire agreement between the parties pertaining to the subject matter described therein. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in the Loan Documents. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into the Loan Documents, or any amendment or supplement thereto, by any party to the Loan Documents or its directors, officers, partners, employees or agents, where applicable, to any other party to the Loan Documents or its directors, officers, partners, employees or agents, where applicable, except to the extent that the same has been reduced to writing and included as a term of the Loan Documents, and none of the parties to the Loan Documents has been induced to enter into the Loan Documents or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.


CONVERSION OF DEBENTURE

A. Conversion Privileges. The Holders shall have the right, at any time prior to the receipt by the Holders of the repayment of the Principal Amount (even after notice of prepayment has been given and the amount necessary to repay the Principal Amount in accordance with subsection 3.2(c)) and the Time of Expiry, but in no event prior to the date which is 90 days from the date that the Resale Registration Statement is effective, to convert the whole or any part of the Principal Amount into fully paid and non-assessable Common Stock of VHI as follows at a conversion rate equal to the least of:

the closing bid price for the Common Stock on the day prior to the date hereof, which rate is equal to one (1) share of Common Stock of VHI for each $0.14 of the Principal Amount;

eighty-five percent (85%) of the average closing bid price of the shares of Common Stock for the 5 lowest of the immediately 22 consecutive trading days prior to the trading day on which the written notice of the exercise of the conversion right herein is transmitted by the Holder to VHI; and

in the event the Resale Registration Statement is not declared effective on or before the date which is 120 days following the date hereof (the "Deadline"), the lowest closing bid price at which a trade of shares of Common Stock is made on the OTC Bulletin Board (or such other principal stock exchange, quotation system or over-the-counter market that the shares of Common Stock trade) during the period commencing on the Deadline and ending on the date the Resale Registration Statement is declared or ordered effective by the SEC;

A. Manner of Exercise of Right to Convert. The Holders desiring to convert this Debenture in whole or in part into shares of Common Stock shall deliver to VHI at its principal executive offices the notice in the form attached hereto as Schedule C. Notice may be delivered in the manner set out in Section 8.3 hereof. Thereupon, such Holder shall be entitled to be entered into the books of VHI as at the date the Notice is sent as the holder of the number of shares of Common Stock into which this Debenture is convertible in accordance with the provisions of this Article 6, and as soon as practical thereafter and in any event not less than 2 Business Days thereafter, VHI shall, deliver to the Holder, or his nominee a certificate or certificates for such shares of Common Stock and if applicable a cheque for any amount payable under Section 6.4.
Such certificates shall not bear any restrictive legends save and except as required by law. Upon delivery of such Certificate, the Holder shall surrender this Debenture to VHI. In the event the Holder converts only part of this Debenture, then at such time at this Debenture is surrendered to VHI, VHI shall without charge, forthwith deliver to the Holder a new Debenture in an aggregate Principal Amount equal to the unconverted part of the Principal Amount of this Debenture so surrendered.

A. Adjustment of Conversion Price. The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

1. if and whenever at any time prior to the repayment of the Principal Amount, VHI shall:

a. subdivide or redivide the outstanding Common Stock into a greater number of shares; or

a. reduce, combine or consolidate the outstanding Common Stock into a smaller number of shares, or

(iii) issue shares of Common Stock to the holders of all or substantially all of the Common Stock by way of a stock dividend,

the Conversion Price in effect on the Effective Date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Stock by way of a stock dividend, as the case may be, shall in the case of any of the events referred to in (i) above be decreased in proportion to the number of outstanding Shares of Common Stock resulting from such subdivision, redivision or dividend, or shall, in the case of any of the events referred to in (ii) above, be increased in proportion to the number of outstanding shares of Common Stock resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this subsection (a) shall occur. Any such issue of Common Stock by way of a stock dividend shall be deemed to have been made on the record date for the stock dividend for the purpose of calculating the number of outstanding Shares under subsections (b) and (c) of this Section .

1. If and whenever at any time prior to the Time of Expiry VHI shall fix a record date for the issuance of rights or warrants to all or substantially all the holders of its outstanding Common Stock entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion or exchange price per share) less than 90% of the Current Market Price of a Share of Common Stock on such record date, the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Shares of Common Stock outstanding on such record date plus a number of Shares of Common Stock equal to the number arrived at by dividing the aggregate price of the total number of additional Shares of Common Stock offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Current Market price per Common Stock, and of which the denominator shall be the total number of Common Stock outstanding on such record date plus the total number of additional Common Stock offered for subscription or purchase (or into which the convertible or exchangeable securities so offered are convertible or exchangeable). Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such rights or warrants are not so issued or any such rights or warrants are not exercised prior to the expiration thereof, the Conversion Price shall be re-adjusted to the Conversion Price which would then be in effect if such record date had not been fixed or to the Conversion Price which would then be in effect based upon the number of Common Stock (or securities convertible into or exchangeable for Common Stock) actually issued upon the exercise of such rights or warrants, as the case may be.

1. If and whenever at any time prior to the Time of Expiry VHI shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Stock of
(i) shares of any class other than Common Stock or (ii) rights, options or warrants (excluding rights, options or warrants entitling the holders thereof for a period of not more than 45 days to subscribe for or purchase Common Stock or securities convertible into Common Stock) or (iii) evidences of its indebtedness or (iv) assets (excluding cash dividends paid in the ordinary course) then, in each such case, the Conversion Price shall be adjusted immediately after such record date so that is shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding on such record date multiplied by the Current Market Price per Common Stock on such record date, less the fair market value (as determined by the Holder, acting reasonably, which determination shall, absent manifest error, be conclusive) of such shares or rights, options or warrants or evidences or indebtedness or assets so distributed, and of which the denominator shall be the total number of shares of Common Stock outstanding on such record date multiplied by such Current Market Price per Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Conversion Price shall be re-adjusted to the Conversion Price which would then be in effect if such record date had not been fixed or to the Conversion Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed, as the case may be.

1. For the purpose of any computation under subsections (b) or (c) of this section, the "Current Market Price" per Common Stock at any date shall be the weighted average trading price (based on a board lot) of the Common Stock expressed in U.S. dollars for the twenty
(20) consecutive trading days ending not more than five Business Days prior to the date for which such market price is being determined (or, if no trading price is reported for any such day, the average of the bid and ask prices for such day) on such market in which the Common Stock is then trading; provided that if the Common Shares are not listed on any stock exchange but are traded in an over-the-counter market, the weighted average trading price at which the Common Shares have trades shall be the weighted average trading price on each of the twenty (20) consecutive trading days, or such lesser number of days in which a market exists for the securities, ending not more than five days prior to such date, as furnished in writing to VHI by an independent nationally recognized investment dealer selected by VHI for that purpose, or such other party as may be mutually agreed, provided that if such stock exchange or over-the-counter market is other than in the United States, such weighted average trading price shall be converted from the applicable currency of such exchange or market to U.S. dollars on the basis of the average spot rate for converting such currency into U.S dollars as quoted by the Federal Reserve System of the United States during such twenty (20) day trading period; provided further that if the Common Stock are not listed on any stock exchange or traded in an over-the-counter market, the Current Market Price shall be the fair market value of a Common Stock at such date, as determined by an independent nationally recognized investment dealer selected by the Holder for that purpose, or such other party as may be mutually agreed. The weighted average price shall be determined by dividing the aggregate sale price of all Common Stock sold on the said exchanges or in the said trading days, or such lesser number of days in which a market exists for the securities, by the total number of Common Stock so sold.

1. In the case of any reclassification or change (other than a change resulting only from consolidation or subdivision) of the Common Stock or in case of any amalgamation, consolidation or merger of VHI with or into any other corporation, or in the case of any sale of all or substantially all the properties and assets of VHI or either of the Material Subsidiaries to any other corporation, the Conversion Price shall be adjusted so that each Debenture shall, after such reclassification, change, amalgamation, consolidation, merger or sale, be convertible into the number of shares or the number, kind or amount of other securities or property of VHI, or such continuing, successor or purchaser corporation, as the case may be, which the holder thereof would have been entitled to receive as a result of such reclassification, change, amalgamation, consolidation, merger or sale if on the effective date thereof he had been the holder of the number of shares of Common Stock into which this Debenture was convertible prior to the effective date of such reclassification, change, amalgamation, consolidation, merger or sale. No such reclassification, change, amalgamation, consolidation, merger or sale shall be carried into effect unless, in the opinion of the Holder, all necessary steps shall have been taken to ensure that the Holder shall thereafter be entitled to receive such number of shares or other securities or property of VHI, or such continuing, successor or purchasing corporation, as the case may be, subject to adjustment thereafter in accordance with provisions similar, as nearly as may be, to those contained in this Section .

1. The adjustments provided for in this Section are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this section, provided that, notwithstanding any other provision of this section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided however, that any adjustments which by reason of this subsection 9.3(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

1. In the event of any question arising with respect to the adjustments provided in this Section 9.3, such question shall be conclusively determined by a firm of chartered accountants appointed by VHI and acceptable to the Holder; such accountants shall have access to all necessary records of the VHI and such determination shall, absent manifest error, be binding upon the VHI and the Holder.

A. No Requirement to Issue Fractional Shares
VHI shall not be required to issue fractional shares upon the conversion of Debentures pursuant to this Article. If any fractional interest in a share of Common Stock would, except for the provisions of this section, be deliverable upon the conversion of any Principal Amount of this Debenture, VHI shall, in lieu of delivering any certificate representing such fractional interest, satisfy such fractional interest by paying to the Holder an amount equal (computed to the nearest cent) to the appropriate fraction of the value (being the last reported sale price or, if none, the mean between the closing bid and ask quotations on the over-the-counter market) of a Common Stock on the business day next preceding the date of conversion provided that VHI shall not be required to issue a cheque for any such amount which is less than $5.00.

A. VHI to Reserve Shares

VHI covenants with the Holders that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of this Debenture as in this Article provides, and conditionally allot to Holders who may exercise their conversion rights hereunder, such number of Shares of Common Stock as shall then be issuable upon the conversion of all outstanding Debentures. VHI covenants with the Holder that all Common Stock which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

A. Taxes and Charges on Conversion

VHI will from time to time promptly pay or make provision satisfactory to the Holder for the payment of any and all taxes and charges which may be imposed by the laws of the State of Florida (except income tax or security transfer tax, if any) which shall be payable with respect to the issuance or delivery to the Holders, upon the exercise of their right to conversion, of Common Stock pursuant to the terms of this Debenture.

A. Certificate as to Adjustment

VHI shall from time to time immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section , deliver an Officer's Certificate to the Holder specifying the nature of the event and the amount of the adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of chartered accountants appointed by VHI and acceptable to the Holder and, when approved by the Holder, shall be conclusive and binding on all parties in interest. When so approved, VHI shall forthwith give notice to the Holders in the manner provided in Section specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Conversion Price; provided that, if VHI has given notice under Section covering all the relevant facts in respect of such event and if the Holder approves, no such notice need be given under this Section .

A. Notice of Special Matters

VHI covenants with the Trustee that so long as any Debenture remains outstanding, it will give notice in writing to the Holders in the manner provided in this section , of its intention to fix a record date for any event referred to in subsection (a), (b) or
(c) which may give rise to an adjustment in the Conversion Price, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that VHI shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than ten (10) days in each case prior to such applicable record date.




     IN WITNESS WHEREOF this Debenture has been executed by VHI
hereto this               day of October, 2000.

                              VALUE HOLDINGS, INC.


                              Per:















Schedule A



Schedule B

FORM OF ELECTION OF CONVERSION PRIVILEGE


TO:       Value Holdings, Inc.


          The undersigned hereby irrevocably elects to convert $_____________________ principal amount of the within Debenture into ___________ shares of Common Stock at the Conversion Price in accordance with the terms and conditions of the within Debenture. Such conversion is calculated in accordance with Section 9.1 of the within Debenture on the basis of the least of:

     (i)  $0.14;

(ii) eighty-five percent (85%) of the average closing bid price of the shares of Common Stock for the 5 lowest of the 22 consecutive trading days prior to the trading day on which this notice is transmitted, which is $________; and

     (iii) in the event the Resale Registration Statement is not declared effective on or before the Deadline, the lowest price at which a trade of shares of Common Stock is made on the OTC Bulletin Board (or such other principal stock exchange, quotation system or over-the-counter market that the shares of Common Stock trade) during the period commencing on the Deadline and ending on the date the Resale Registration Statement is declared or ordered effective by the SEC

Please issue share certificates for said shares of Common Stock as follows:


                         Name:
____________________________________


                         Address:
____________________________________



____________________________________


                         Date:
____________________________________


                         Signed:
____________________________________